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                                                                     Exhibit 5.1
                                                                     -----------

                           JONES, DAY, REAVIS & POGUE
                                   North Point
                               901 Lakeside Avenue
                              Cleveland, Ohio 44114

                                  June 18, 1998

Gliatech Inc.
23420 Commerce Park Road
Cleveland, Ohio  44122

         Re: Public Offering of up to 2,300,000 shares of Common Stock, $0.01 par value per share, of Gliatech Inc.
                  ----------------------------------------------------------

Gentlemen:

                  We are acting as counsel for Gliatech Inc., a Delaware corporation (the "Company"), in connection with the public offering by the Company of an aggregate of up to 2,300,000 shares (the "Shares") of Common Stock, $0.01 par value per share, of the Company in accordance with the terms and conditions of an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, Cowen & Company, Furman Selz LLC and Vector Securities International, Inc. as underwriters (the "Underwriters").

                  In our capacity as counsel to the Company, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon we are of the opinion that the Shares are duly authorized and, subject to the due approval of the specific terms of the sale of the Shares by the Pricing Committee of the Board of Directors of the Company, when issued and delivered by the Company to the Underwriters pursuant to the Underwriting Agreement against payment of the consideration as provided therein (and provided the consideration received by the Company is at least equal to the par value of such shares), will be validly issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares under the Securities Act of 1933, and to the reference to us under the caption "Legal Opinions" in the prospectus constituting a part of such Registration Statement.

                                            Very truly yours,

                                            /s/Jones, Day, Reavis & Pogue